EXHIBIT 99.1

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                       FINANCIAL COMMUNITY PRESENTATION

                                AUGUST 6, 2003
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              INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

         THIS PRESENTATION INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE SUBJECT TO RISKS AND UNCERTAINTIES. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "OPTIMISTIC," "INTEND," "PLAN," "AIM," "WILL," "SHOULD,"
"COULD," "LIKELY," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED
TO: THE COMPANY'S ABILITY TO SUCCESSFULLY IMPLEMENT A BUSINESS MODEL THAT ALLOWS FOR SIGNIFICANT EARNINGS GROWTH BASED ON REVENUE GROWTH THAT IS LOWER THAN HISTORICAL LEVELS, INCLUDING THE ABILITY TO IMPROVE ITS OPERATING EXPENSE TO REVENUE RATIO BOTH IN THE SHORT-TERM AND OVER TIME, WHICH WILL DEPEND IN PART ON THE EFFECTIVENESS OF REENGINEERING AND OTHER COST CONTROL INITIATIVES, AS WELL AS FACTORS IMPACTING THE COMPANY'S REVENUES; THE COMPANY'S ABILITY TO GROW ITS BUSINESS AND MEET OR EXCEED ITS RETURN ON SHAREHOLDERS' EQUITY TARGET BY REINVESTING APPROXIMATELY 35% OF ANNUALLY-GENERATED CAPITAL, AND RETURNING APPROXIMATELY 65% OF SUCH CAPITAL TO SHAREHOLDERS, OVER TIME, WHICH WILL
DEPEND ON THE COMPANY'S ABILITY TO MANAGE ITS CAPITAL NEEDS AND THE EFFECT OF BUSINESS MIX, ACQUISITIONS AND RATING AGENCY REQUIREMENTS; THE ABILITY OF THE COMPANY TO GENERATE SUFFICIENT REVENUES FOR EXPANDED INVESTMENT SPENDING, TO ACTUALLY SPEND SUCH FUNDS OVER THE REMAINDER OF THE YEAR TO THE EXTENT AVAILABLE, PARTICULARLY IF FUNDS FOR DISCRETIONARY SPENDING ARE HIGHER THAN ANTICIPATED, AND TO CAPITALIZE ON SUCH INVESTMENTS TO IMPROVE BUSINESS
METRICS; CREDIT RISK RELATED TO CONSUMER DEBT, BUSINESS LOANS, MERCHANT BANKRUPTCIES AND OTHER CREDIT EXPOSURES BOTH IN THE U.S. AND INTERNATIONALLY; FLUCTUATION IN THE EQUITY AND FIXED INCOME MARKETS, WHICH CAN AFFECT THE
AMOUNT AND TYPES OF INVESTMENT PRODUCTS SOLD BY AEFA, THE MARKET VALUE OF ITS MANAGED ASSETS, AND MANAGEMENT, DISTRIBUTION AND OTHER FEES RECEIVED BASED ON THE VALUE OF THOSE ASSETS; AEFA'S ABILITY TO RECOVER DEFERRED ACQUISITION
COSTS (DAC), AS WELL AS THE TIMING OF SUCH DAC AMORTIZATION, IN CONNECTION
WITH THE SALE OF ANNUITY, INSURANCE AND CERTAIN MUTUAL FUND PRODUCTS; CHANGES IN ASSUMPTIONS RELATING TO DAC, WHICH COULD IMPACT THE AMOUNT OF DAC AMORTIZATION; THE LEVEL OF GUARANTEED MINIMUM DEATH BENEFITS PAID TO CLIENTS; POTENTIAL DETERIORATION IN AEFA'S HIGH-YIELD AND OTHER INVESTMENTS, WHICH
COULD RESULT IN FURTHER LOSSES IN AEFA'S INVESTMENT PORTFOLIO; THE ABILITY TO IMPROVE INVESTMENT PERFORMANCE IN AEFA'S BUSINESSES, INCLUDING ATTRACTING AND RETAINING HIGH-QUALITY PERSONNEL; THE SUCCESS, TIMELINESS AND FINANCIAL
IMPACT, INCLUDING COSTS, COST SAVINGS AND OTHER BENEFITS INCLUDING INCREASED REVENUES, OF RE-ENGINEERING INITIATIVES BEING IMPLEMENTED OR CONSIDERED BY THE COMPANY, INCLUDING COST MANAGEMENT, STRUCTURAL AND STRATEGIC MEASURES SUCH AS VENDOR, PROCESS, FACILITIES AND OPERATIONS CONSOLIDATION, OUTSOURCING (INCLUDING, AMONG OTHERS, TECHNOLOGIES OPERATIONS), RELOCATING CERTAIN FUNCTIONS TO LOWER COST OVERSEAS LOCATIONS, MOVING INTERNAL AND EXTERNAL FUNCTIONS TO THE INTERNET TO SAVE COSTS, AND PLANNED STAFF REDUCTIONS RELATING TO CERTAIN OF SUCH RE-ENGINEERING ACTIONS; THE ABILITY TO CONTROL AND MANAGE OPERATING, INFRASTRUCTURE, ADVERTISING AND PROMOTION AND OTHER EXPENSES AS BUSINESS EXPANDS OR CHANGES, INCLUDING BALANCING THE NEED FOR LONGER-TERM INVESTMENT SPENDING; THE POTENTIAL NEGATIVE EFFECT ON THE COMPANY'S BUSINESSES AND INFRASTRUCTURE, INCLUDING INFORMATION TECHNOLOGY SYSTEMS, OF TERRORIST ATTACKS, DISASTERS OR OTHER CATASTROPHIC EVENTS IN THE FUTURE; THE IMPACT ON THE COMPANY'S BUSINESSES RESULTING FROM THE RECENT WAR IN IRAQ AND ITS AFTERMATH AND OTHER GEOPOLITICAL UNCERTAINTY; THE OVERALL LEVEL OF CONSUMER CONFIDENCE; CONSUMER AND BUSINESS SPENDING ON THE COMPANY'S TRAVEL RELATED SERVICES PRODUCTS, PARTICULARLY CREDIT AND CHARGE CARDS AND GROWTH IN CARD LENDING BALANCES, WHICH DEPEND IN PART ON THE ABILITY TO ISSUE NEW AND
ENHANCED CARD PRODUCTS AND INCREASE REVENUES FROM SUCH PRODUCTS, ATTRACT NEW CARDHOLDERS, CAPTURE A GREATER SHARE OF EXISTING CARDHOLDERS' SPENDING AND REVOLVING CREDIT, SUSTAIN PREMIUM DISCOUNT RATES, INCREASE MERCHANT COVERAGE, RETAIN CARDMEMBERS AFTER LOW INTRODUCTORY LENDING RATES HAVE EXPIRED, AND EXPAND THE GLOBAL NETWORK SERVICES BUSINESS; THE IMPACT OF SEVERE ACUTE RESPIRATORY SYNDROME (SARS) ON CONSUMER AND BUSINESS SPENDING ON TRAVEL, INCLUDING ITS POTENTIAL SPREAD TO THE UNITED STATES AND OTHER LOCALES THAT HAVE NOT, TO DATE, BEEN SIGNIFICANTLY AFFECTED; THE ABILITY TO MANAGE AND EXPAND CARDMEMBER BENEFITS, INCLUDING MEMBERSHIP REWARDS(R), IN A COST EFFECTIVE MANNER; THE TRIGGERING OF OBLIGATIONS TO MAKE PAYMENTS TO CERTAIN CO-BRAND PARTNERS, MERCHANTS, VENDORS AND CUSTOMERS UNDER CONTRACTUAL ARRANGEMENTS WITH SUCH PARTIES UNDER CERTAIN CIRCUMSTANCES; SUCCESSFULLY CROSS-SELLING
FINANCIAL, TRAVEL, CARD AND OTHER PRODUCTS AND SERVICES TO THE COMPANY'S CUSTOMER BASE, BOTH IN THE U.S. AND INTERNATIONALLY; A DOWNTURN IN THE COMPANY'S BUSINESSES AND/OR NEGATIVE CHANGES IN THE COMPANY'S AND ITS SUBSIDIARIES' CREDIT RATINGS, WHICH COULD RESULT IN CONTINGENT PAYMENTS UNDER CONTRACTS, DECREASED LIQUIDITY AND HIGHER BORROWING COSTS; FLUCTUATIONS IN INTEREST RATES, WHICH IMPACT THE COMPANY'S BORROWING COSTS, RETURN ON LENDING PRODUCTS AND SPREADS IN THE INVESTMENT AND INSURANCE BUSINESSES; CREDIT TRENDS AND THE RATE OF BANKRUPTCIES, WHICH CAN AFFECT SPENDING ON CARD PRODUCTS, DEBT PAYMENTS BY INDIVIDUAL AND CORPORATE CUSTOMERS AND BUSINESSES THAT ACCEPT THE COMPANY'S CARD PRODUCTS AND RETURNS ON THE COMPANY'S INVESTMENT PORTFOLIOS; FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES; POLITICAL OR ECONOMIC INSTABILITY IN CERTAIN REGIONS OR COUNTRIES, WHICH COULD AFFECT LENDING AND OTHER COMMERCIAL ACTIVITIES, AMONG OTHER BUSINESSES, OR RESTRICTIONS ON CONVERTIBILITY OF CERTAIN CURRENCIES; CHANGES IN LAWS OR GOVERNMENT REGULATIONS; THE COSTS AND INTEGRATION OF ACQUISITIONS; THE ABILITY TO ACCURATELY INTERPRET AND APPLY FASB INTERPRETATION NO. 46, THE RECENTLY ISSUED ACCOUNTING RULE RELATED TO THE CONSOLIDATION OF VARIABLE INTEREST ENTITIES, INCLUDING THOSE INVOLVING COLLATERALIZED DEBT OBLIGATIONS (CDOS) AND SECURED LOAN TRUSTS (SLTS) THAT THE COMPANY MANAGES AND/OR INVESTS IN, AND THE IMPACT OF THE RULE ON BOTH THE COMPANY'S BALANCE SHEET AND RESULTS OF OPERATIONS, WHICH COULD BE GREATER OR LESS THAN THAT ESTIMATED BY MANAGEMENT TO THE EXTENT THAT CERTAIN ASSUMPTIONS HAVE TO BE REVISED, SUCH AS ESTIMATES OF THE VALUATIONS OF THE UNDERLYING COLLATERAL OF THE CDO OR SLT STRUCTURES, OR THE APPLICATION OF THE RULE TO CERTAIN TYPES OF STRUCTURES HAS TO BE RE-EVALUATED; AND OUTCOMES AND COSTS ASSOCIATED WITH LITIGATION AND COMPLIANCE AND
REGULATORY MATTERS. A FURTHER DESCRIPTION OF THESE AND OTHER RISKS AND UNCERTAINTIES CAN BE FOUND IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AND ITS OTHER REPORTS FILED WITH THE SEC.

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                         KENNETH I. CHENAULT'S REMARKS
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NOTE: ALL FINANCIAL INFORMATION MARKED WITH A "*" IS PRESENTED ON A MANAGED
BASIS. SEE EXHIBITS 1-3 FOR A PRESENTATION OF COMPARABLE GAAP FINANCIAL INFORMATION.

Thanks, Ron.

Good afternoon, and welcome to our second financial community meeting of the year.

Let me get right to our agenda.

I'll begin with a review of our year to date performance, including some of the actions we've taken against our 3 key priorities - improving the flexibility of our business models, lowering our risk profile and focusing on growth.

Since we did a deep drill on Financial Advisors at our February meeting, the focus for today's session will be on payments.

I'll discuss what I see as the inherent advantages of our business model, and our unique capabilities. In addition, I'll take you through how our business model compares to others in the payments industry.

Al Kelly - Group President of U.S. Consumer and Small Business Services - will then do a deeper drill on our U.S. initiatives.

Al will show how he's using and building on our advantages within his businesses. He'll discuss some of the business drivers we think have the greatest growth potential, and he'll give you a progress report on a number of current products, such as Cash Rebate and Blue from American Express.

We'll then end, as always, with any questions you may have for me, Al or the rest of the management team.

                               -----------------

Let me start with our year to date performance.

Faced with an uncertain economic environment over the first several months of the year, we chose to remain focused on the business elements we could control. As a result, I believe we delivered excellent performance.

Against our long-term financial targets, we've done very well on a year-to-date basis.

o        Our Earnings Per Share were up 15%;

o        Return on Equity was 20%;

o        And revenues were up by 6%.

By now you've all seen our 2nd quarter press release, our earnings supplement and the notes from Gary's conference call. As those documents cover the details of the quarter and the year, I'll talk about our results from a slightly different context.

We've achieved our results by executing against three priorities ....
priorities we've shared with you at several previous meetings:

o        Improving the flexibility and adaptability of our business models;

o        Lowering our risk profile;

o        And focusing on growth.

I thought it would be useful to take you through our year to date results from the context of these priorities, so that you can see the consistent focus we've applied across our businesses.

Let me start with our business models.

Over the past few years we've taken a number of actions to improve our economic flexibility, including, of course, our continued reengineering and cost management efforts.

Here are some of the results we've achieved to date, results that clearly contributed to our strong financial performance.

Our workforce numbers remain tightly controlled. Even as our volumes have grown we continue to be approximately flat to the employee levels in place after our restructuring actions of 2001 and 2002.

As you know, we have a global workforce serving global customers. To maximize our flexibility, we look to appropriately balance customer servicing across our network on an ongoing basis.

Through "Global Infrastructure Optimization", our initiative to optimize our servicing across multiple locations, we've increased our economic flexibility by delivering high quality service from lower cost markets. We've ramped up our capabilities over the last two years and, by the end of the year, we expect to almost double the savings delivered in 2002.

A third element of our flexibility has been to migrate our service transactions online.

For the first six months we've continued to see progress across each of our businesses. Since each online transaction saves us anywhere from 5% to 90% of our comparable offline unit cost, the savings here continue to build.

Finally, travel continues to be a true success story in terms of flexibility. Despite the volume hits caused by the war in Iraq and SARS, Travel continues to deliver good profits. With our online capabilities, and our price-for-service approach, we now have a model that is more adaptable to the sales volatility we've seen over the last two years.

So, as you can see, we continue to make excellent progress on flexibility and cost management. Although our incremental growth investments are increasing some of our individual P&L lines, expenses remain well controlled. Our reengineering initiatives are meeting their milestones, and we remain on track to deliver the $1 billion of incremental benefit we targeted at the beginning of the year.

As you know, we've set a long-term target for our operating expense margin: to return this ratio to our 1996 levels on average and over time. We expect to have variances in our quarter to quarter performance against this goal as market conditions change and we respond accordingly. The current environment is a good example of this, given our actions to ramp up our investments to sustain and increase our business momentum.

Margins continue to be a priority for us. We have not, and will not, lose our overall focus on returning our margins to their 1996 levels.

The second priority I identified for the organization was to lower the risk profile in each of our major business lines.

In card, our credit ratios are an excellent story.

Losses and writeoffs remain well controlled and are better than industry averages......*

..... while our past due coverage in both charge and lending continues to be exceptionally strong.

At AEB we continue to lower our exposure to corporate lending risk.

And Financial Advisors continues to build on the progress of the last few years.

Since the beginning of the year we've:

o        Reduced our exposure to airline losses,

o        And strengthened our reserves for commercial mortgages.

At each of our segments - TRS, the Bank and Financial Advisors -- and on a consolidated basis at the corporate level, we've worked to lower our risk profile and strengthen our balance sheet. While we've recently seen some positive trends in our broad business indicators, our balance sheet actions have been prudent and appropriate for the environment.

Our final priority was to focus on growth ...... to stay on the offensive despite an uncertain and difficult environment.

While a number of competitors scaled back on marketing during the last 12 months, we continued to invest. On a year to date basis our marketing expenses at TRS increased by 11% as we developed and launched products, acquired customers and strengthened our market position.

Our focus on growth can be seen in the strength of a number of our key metrics.

o Year-to-date TRS billings were up 10%, helped by strong consumer spend in both the U.S. and international.

o Cards in force were up 5%. We've added 1.3 million net new cards so far this year as a result of both acquisition efforts and higher retention levels.

o Managed loan balances increased 16% against last year -- 14% in the U.S. and 32% in international, outpacing all of our major competitors.*

o At Financial Advisors, while cash sales for the year were down by (5%), we increased our advisor force, bucking the trend of other financial services companies, who continued to see sales force declines.

In addition to relatively strong growth in our core businesses, we announced a number of initiatives to build and sustain our growth over the moderate term.

In June we announced a corporate co-brand card with American Airlines. Aimed at mid-sized companies, the product provides cardmembers with airfare savings, and rebates they can use on future transactions.

Strategic partnerships with several other major carriers are also being developed - Qantas and Air Canada, which have been announced, and one other major European carrier, which will be announced shortly. Each of these partnerships includes one or more co-brand products, as well as participation in our Membership Rewards program.

Our years of experience in working with merchants to craft deals, deliver innovation and develop mutual value have now been fully extended to our issuing business as well. While some airlines focus only on costs, we work with our airline partners to expand their revenues so that their overall bottom line is improved.

By bringing together co-brand products, Membership Rewards, and our merchant and travel relationships, we deliver a "3 way" win - a partnership where our mutual customer, our airline partner and American Express all achieve benefits beyond what could have been achieved separately.

While this may sound somewhat routine, let me assure you that successful co-brands don't just happen. Signing and announcing deals is easy. Designing and launching a new piece of plastic with two logos on it is easy. The hard work comes later as the partnership is managed over time, so that all parties ultimately benefit from the co-brand relationship.

Also on the growth front, we recently announced 2 major acquisitions:

o Threadneedle Asset Management, a well-respected investment company based in the UK;

o And Rosenbluth International, a major corporate travel agency with clients and operations around the world.

As I've discussed with you before, I have always been open to using our capital to make appropriate, targeted acquisitions. But unlike the position of some other companies, the strength of our organic growth allows us to make acquisitions from the best possible perspective: to make them because we choose to, not because we have to.

As you'll remember, I previously talked to you about the criteria that must be met before we'd move forward with an acquisition. Both Threadneedle and Rosenbluth clearly met our hurdles:

o They accelerate our established strategies and growth in targeted, core areas of our business;
o    They represent good financial valuations;
o And, finally, the cultures of both organizations represent a good fit against ours in terms of values, focus and leadership.

We have exceptional opportunities for organic growth across our businesses, a number of which you'll be hearing about during the next hour or so. But we felt these two companies offered us opportunity as well ..... opportunity to accelerate growth against our strategies, while delivering solid financial returns for our shareholders.

The strength of our recent financial performance allowed us to further return capital to our shareholders through both buybacks and dividends.

Historically we've returned 66% of capital to shareholders, in line with our stated long-term objective of 65%.

Through the first 6 months of this year we actually paid out 75%, and also announced an increase in our dividend rate effective in July. Our recent acquisitions will bring this percentage down during the latter half of the year, but we still expect to be at a very healthy level and are comfortable with our long-term targets.

So let me now turn to our overall performance, and how I'm thinking about the year.

As you've seen from our reported numbers, we've had strong financial results for the first half of the year. The actions we've taken over the last two years to improve our flexibility, lower our risk profile and invest in growth have now taken hold and are delivering tangible results.

As you know, I'm not one to build business plans on the "hope" of good times.
I prefer to take a cautious approach. But I will tell you this ....... I'm encouraged by both the trends we're seeing in our business, and the position of the company.

As our priority is to provide shareholder value over the moderate to long-term, I believe we must continue to invest in growth. And I believe very strongly that now is the time to do it.

Three factors are converging to make this so: first, our business volumes are strengthening; second, some of our competitors have had some difficulties; and third, we have a range of attractive organic growth opportunities to choose from. Our challenge is in choosing among these growth investments.....clearly one of the best problems to have as CEO. As we look to step up our investments during the last half of the year, we're expecting that our full year EPS before accounting changes will not grow above 14%, at the high end of our targeted range.

Last year we were able to invest in the business and substantially improve our growth rates. This year our objective is to drive additional momentum, gain a further competitive advantage in the marketplace, and still deliver attractive financial growth.

Today's presentation will show you some of the ways we intend to do this in our payments business.

As you know, a lot has been going on within the payments industry, and a lot has been going on at individual competitors. As a result, it's easy to become distracted by the latest piece of news, and lose some focus on a company's core business model. I thought now was a good time to step back and take a look at the payments market and, specifically, our position in it.

Let me start with the basics.

Any company in payments essentially makes money through some combination of these revenues and expenses. While this is a broad picture, these are the basic drivers for all of us.

Differences between competitors are essentially driven by their revenue focus. Some companies emphasize spend revenue, some rely on spread revenue, and some others fee revenue.

Here's a simplified view of our basic model.

Our revenue streams include all three of these sources - spend, spread and fees - but the focus of our business is spend.

The math for this revenue stream is easy - our cardmembers put spending on their American Express cards, generating billed business, on which we earn discount revenue.

But our spend model actually has many more layers, and - in my opinion - many more advantages. Here's how we think about our spend model.

It starts with an attractive customer base.

Customers who spend at higher average levels.......

Generating billed business against which we earn premium economics.......

Allowing us the margin flexibility to invest back into premium value propositions for our customers.

This economic model is then supported by a superior customer experience........

All of which is centered around the attributes of the American Express brand.

Still a simple concept, but more expansive than just the basic financial model, and a lot more telling about who we are as a company, and how we focus our business actions.

So, at its core, our business model is "spend" based, relying primarily on cardmember spending to drive our financials.

But a benefit to our model is that it also has diversity. Over the last several years we've broadened our product portfolio to also allow for the benefits of lending economics. But the difference under our model is one of emphasis.

Under our model, lending is a complement to spend. We focus on turning customer spending into lending by providing customers with multiple means to revolve their balances. Because our goal is longer-term growth, we view "spending" as a means to get "lending", which I believe is a more balanced approach than some of our competitors.

Our spend based model is one of three basic models you see across the payments industry.

Some other companies have what I call a "Lend" based model. These companies target revolve customers, and their revenues are largely driven by the balances they bring on. As a result, pricing is key to their model.

Finally, there are fee based models.

These competitors target what we call "credit seekers". They earn a significant portion of their revenues from back end customer fees, such as overlimit charges and delinquency fees. As a result they tend to have low card limits and focus on the sub-prime segment.

A number of their fees come about when customers exhibit "bad" credit behavior. While this does drive revenue, repeated bad credit behavior can eventually lead to credit losses and customer attrition. As a result, similar to lend competitors, fee-based companies also look to continually attract new customers and balances, and are also sensitive to spread pricing.

There are pluses and minuses to each of these models, but I clearly prefer a spend based approach, and specifically, our spend based approach. I believe our model gives us both diversity and flexibility.

     o We're spend-focused, but we also have revenues from lending and up-front customer fees.
     o We have multiple options when it comes to competing and generating growth - we're not dependent on a single lever, such as APR pricing.

A spend based model clearly isn't perfect. As we've seen over the last two years we're not insulated from the environment. Spending can, and does, rise and fall. Interest rates impact us, as do unemployment rates and bankruptcy trends. Within our model we also face a number of challenges, from merchant coverage to the rising expense of rewards.

But in looking at the other two models in the industry, I still prefer to be "spend based".

As I see it, "lend" based models are essentially on a treadmill. They need revolvers in their card base and new balances on their books for two reasons:

o    First is so they can securitize.

     The continued financial benefits of securitization have become embedded into their P&Ls. If their balance growth were to slow down significantly, their ability to securitize would be squeezed, and their earnings growth would likely take a hit.

o Second, a continual increase in new customers means an eventual peak in credit losses as portfolios naturally season.

     Competitors with "lend" based models find that their loss rates spike up unless they get help from their denominator - that is, from continued growth in outstandings.

Now, just because there are some challenges to "lend based", doesn't mean it doesn't work. Some companies, such as MBNA, have done exceptionally well with this model - in both good times and weaker times. But, in my assessment, this model is still too concentrated ...... it is still too single-focused on balances.

Fee based competitors also face something of a treadmill. Companies with significant revenues from over limit fees and insufficient payment fees can actually do very well in weaker times. But over the longer-term they run up against some limits to their growth.

o First, the low credit lines they assign minimize their ability to further penetrate existing customers.

o    Second, turnover in their customer base can be extensive, and expensive.

     - "Bad" customers generate fees, but also losses.

     - "Good" customers take their business elsewhere when hit with punitive fees for inadvertent actions.

       The company is then left with customers who have no place else to go for credit - not the most appealing of segments.

o And third, increased scrutiny by regulators may end up reducing some of the flexibility of fee based players.

Both fee-based and lend-based companies are continually after new accounts and balances. As spread pricing is one of their few business levers, the competition can get intense.

It is clear that card issuers who market very aggressive APRs for extended periods are not doing so because the offer is profitable. They are doing it despite the cost to their margins in order to increase volumes.

Now, of course, I certainly recognize that we too compete actively in the lending space. We want to grow balances. Therefore, we closely monitor the competition on an ongoing basis, and will selectively adjust our APR to be competitive and avoid adverse selection.

But, because of our diversity, we have multiple economic levers in our model.
We don't need to ... nor will we ..... market offers that are not profitable.

As you'll see in a moment, our lending portfolio includes a number of customer value propositions that are not centered on APR. These products provide other elements of value, like the flexibility of our lending on charge products, or the rewards component of our Delta and Costco products. For these products we can support a higher APR, earn more spread revenue and provide a more stable overall earnings stream.

                               -----------------

As I said earlier, the business models in payments are essentially driven by their revenue focus. Directionally, here's what you might see on a P&L if you looked broadly across the market.

On average, lend-based players earn the majority of their revenues from spread, while fee based competitors rely on back-end fees along with spread.

Now, let me be clear, the averages shown here are not intended to represent any one company. These are estimates based on our internal models. Individual competitors can look quite different from these composites depending on their specific business mix ...... for example, some competitors have non-card businesses that we didn't try to include here. But, for both lend and fee based competitors, I think their dependence on balances is clear.

Our mix is more diversified, with spend, lend and value based card fees contributing to our revenue. As you'll see in a moment, I believe this gives us far greater flexibility in delivering top-line growth.

So I've talked broadly about the advantages of a spend based model. Now let's look at some numbers.

First, the basics in terms of opportunity. Consumer payments have shown strong growth over the last few years. And while cash and checks continue to be a large proportion of spend, plastic - and more specifically charge and credit products - is gaining greater acceptance.

Drilling down further by industry, the components of the spend opportunity firm up even more.

With the size of the circles approximating the size of the spending within each industry group, you can see that the largest opportunity to gain plastic spend is in the group of industries growing the fastest. Spend within this emerging portfolio, which includes telecom, healthcare, and professional services, is growing at rates in excess of 20%, and yet remains largely dominated by cash and checks.

While these opportunities would broadly benefit all payment providers, projections also show that growth in spend volumes will accelerate, and continue to outpace outstandings growth.

In thinking about it broadly, household spend and outstandings tend to grow in line with GDP over time. While spending can clearly be impacted by the ups and downs of the economy, its recurring nature tends to make it more stable, and the opportunity for further plastic penetration (as you saw earlier) is substantial. With outstandings currently at historic highs relative to consumer leverage, growth in household balances will be harder to achieve and will mostly be a function of GDP growth.

Now, projections are easy to make. Who knows what these numbers will actually look like by 2010? But I do believe the economic assumptions underlying this chart are correct.

So between a recurring rise in GDP spend and the further potential for plastic penetration, I'm firmly convinced that a spend based model offers the greatest opportunities for growth.

And, because of the unique advantages and flexibility we've developed over time, I'm even more confident that our model is the best in the business.

Let me start at the appropriate point - with our customers.

We're able to attract and retain a high quality base of customers for a number of important reasons.

Our first two advantages are the breadth of our product portfolio, and our international presence.

First, we serve multiple customer segments, including a range of consumers, small businesses, and corporations - both large and mid-size.

Second, we provide a range of payment products to serve the needs of those multiple customers. And in addition to product types, we also have product depth. The product groups shown here are really just broad representations. Under each category are many individual products - for example, our co-brand and affinity portfolio contains over 300 different products.

And, while we have a great quantity of products, I also believe we have great quality. For every product we issue, we strive to be the premium provider within our competitive set ..... to offer higher, more relevant value, to meet each customer's needs, and to deliver a high quality customer experience.

And finally we serve these segments and offer these products on a global basis. While not every product is offered in every market, we issue proprietary cards in 73 countries around the world and in 20 different currencies. While some competitors play in some countries, entering into a new international market can be both difficult and expensive.

France is one example. Because of the structure and concentration of the French banking industry, there are high barriers for entry into the payments market. We've been in the issuing business in France for many years, but it is really only recently, as a result of our Air France co-brand and focus on rewards, that we've been generating attractive financial returns. A number of other competitors from both the U.S. and the U.K. have tried to crack the code in this market, only to ultimately pull back.

If you total up all the products we issue across all of these dimensions, we have almost 1,000 individual products in our global portfolio.

In terms of potential opportunity, this variety and depth makes it far more likely that we have an appropriate value proposition for just about any customer or prospect we choose to serve. In addition, our breadth also strengthens our ability to retain customers. As the needs of an individual consumer evolve......as a business moves from being small to
mid-size.......our breadth and depth allows us to keep these customers in our franchise.

We clearly compete with individual issuers across one or more segments of each of these dimensions, but there is no card issuer out there able to match the scope of our product portfolio.

We've also been able to build an attractive customer base because of the multiple acquisition channels we employ.

As with many elements of our business, our acquisition channels have evolved over time.

In the mid to late 90's we largely relied on direct mail, telemarketing and our corporate sales force to bring in the majority of our new cardmembers.

But over the last few years that mix has changed considerably. We've added the internet, and strong partners such as Costco and Delta to our mix.

Having multiple channels improves our ability to find the right customer prospects and offer them the right products. At the same time, it expands our flexibility to optimize our acquisition investment dollars. I believe it is far better to have this diversified mix than it is to have the single channel focus of some of our competitors.

Another advantage that contributes to a higher quality customer base is our focus on rewards.

In the category of rewards I put any product linked to a spend incentive: a charge card enrolled in Membership Rewards, our cash rebate product, a Costco or Delta Skymiles card, a Blue Card linked to Membership Rewards Options, or any of the hundreds of co-brand and affinity cards we have around the world.

Our rewards focus is an advantage in two ways.

o    First, it is a very powerful competitive weapon;

o    And second, it provides us with a number of economic advantages.

Al will discuss this topic later on, so I won't go into detail now. Suffice it to say that cardmembers enrolled in rewards are very attractive - in terms of their spend, retention, credit performance and profitability.

As a result of this, on the issuing side of our business, we look to penetrate rewards into most of our customers and prospects. But reward programs also add value to our merchant network as they increase cardmember insistence at the point of sale and contribute to our merchant value proposition.

For both these reasons, over the last few years we've ramped up our efforts to expand reward-linked products across our global card base. For example our reward penetration across our U.S. consumer and small business base has increased from 31% in 1998 to 60% today.

Given the breadth of our incentives, the penetration of our base, and the fundamental margin advantage of our premium economics, I believe we are the leader in the rewards arena. And I intend to keep us strongly focused on this strategy.

The next element of our model comes into play when our high quality customer base now begins to spend.

For years you've seen numbers showing that our cardmembers generate higher average spend than our competitors, and more recent data is no different.

Looking at our U.S. cardmember spending against the bankcards, our averages are significantly higher across all customer segments.

This plays out at the transaction level against the bankcards as well. Our average record of charge is higher than the average bankcard by over 15% across our consumer base, and up to 4 times higher for a Corporate Purchase Card transaction, driving up profitability for our merchants.

Slicing the numbers by issuer instead of network leads to the same results, with our average account spend more than twice the size of our nearest competitor.

Our focus on higher spend provides another economic advantage, and that is the lower capital needed to support our balances versus lend-based companies. As a result our cash flow is higher and more sustainable, and we can generate more free capital. In light of the profitability we earn on our spend based model, our risk adjusted return on capital is proportionately higher than that of lend based companies.

Our higher average spend then drives the premium discount revenue we earn within our model. But to me, our premium economics don't begin and end with discount revenue and our discount rate. I view our economics more broadly, and see us earning premium economics within 3 areas of our model.

o    The first is card fees.

     For a number of products where we charge a fee, that fee is higher than the competition because of the proportionately higher value we offer our customers.

o Second, relative to the competition, our overall economics are better because we have two revenue streams within our model: we earn revenues from the issuing side of our business, and we earn revenues from our network and merchant activities. Except for Discover, no other competitor has this broad flow of network revenues.

     In addition, being both an issuer and a merchant network within a spend based model appropriately aligns our interests and the interests of our merchants - we both want spending.

o And finally, there is our discount rate, which, across most markets and most industries, is higher than competitors.

Now I know that some questions have been raised about the declining trend in our discount rate over the last few years. But while this rate is an important element of our economics, it is not our only driver of profitability. Here are a couple of ways that we look at it.

Here is the actual trend you've seen in our reported numbers. From 1997 to 2002 our rate declined from 2.73% to 2.64%. Underlying the calculation of this number, however, was our deliberate action to expand the types of merchants in our base.

As we actively moved into non-T&E spend categories beginning in the U.S. in 1992, we recognized that this was a new area for us - a segment that would require a new approach to pricing. Gas stations, supermarkets, mass merchandisers ... all of these industries had lower rates than T&E industries. We therefore didn't expect that our pricing structures would simply transfer over to these new industries.

We've always had to compete, and therefore price our services, based on value
...... and we recognized that our value to supermarkets or drug stores was going to be less than the value we offered to T&E merchants given the smaller proportion of our corporate and small business spend.

As you saw earlier, our average consumer spend is still materially higher than that of bankcard holders. Therefore we were still able to provide premium value to this expanded merchant base - but our pricing needed to reflect the reality of the environment.

As our non-T&E spend expanded, we did see a decline in our overall discount rate because of our changing mix. But a decline in average rates didn't mean a decline in margins. Because, by tapping into these new spend categories, we gained several important benefits.

First, we were able to tap into a new segment of prospective cardmembers. These were people who didn't do a lot of traveling, and didn't associate American Express as being right for them. Once we expanded our coverage outside of T&E, we met more of the spending needs of these prospects, and could therefore develop more meaningful value propositions for them.

Expanded spending opportunities for our cardmembers also translated into expanded lending opportunities, increasing our managed spread revenue on both an absolute and proportionate basis.*

On the expense side, adding more merchants and transactions gave us additional scale benefits and helped drive down our unit processing costs by 40%. This translated into a solid improvement to our margins, with the potential to deliver even more.

As you saw before, the big growth opportunity is going to come from emerging industries, which have very low plastic penetration. As people begin to put their insurance payments, wireless phone bills and monthly rent on our cards our transaction growth should be significant. As a result, we should continue to gain financial benefits on both the top-line and across our expense base.

Expanding beyond T&E did produce a decline in our overall discount rate. But since our focus has always been the long-term, it was absolutely the right move for us. Because, while this one metric may have declined, our actions strengthened our overall margins, improved the balance and stability of our economic model, and allowed our card franchise to grow substantially.

One way of seeing the benefits of our premium economics and the breadth of our revenue streams is to look at managed revenue per account across the industry.* As you can see we are proportionately higher than our next competitor.

My objective is to have our business models be sustainable over the moderate to long-term. Therefore, we look to continually use our premium economics to re-invest - to make investments that reinforce and increase our value to customers - so that the cycle can begin again.

We always re-invest in our business on a steady basis at some level. But, as we indicated in our earnings release, the current market environment, our current position within the market, and our list of potential investments make for a very attractive time to increase our growth investments. My goal is take full advantage of this window while it exists.

                               -----------------

These four elements of our model - attractive customers, higher spend, premium economics and reinvestment - are not new concepts for us, nor should they be for you. We've been applying these concepts consistently for a number of years.

Many of you may remember our `virtuous circles' - which shows the multiple and reinforcing relationships between our issuing and network businesses. Al will be taking you through the tactical implications of these relationships later on.

Regardless of how it is depicted, our model is not just mathematical, it is also emotional ..... and the emotional core of our model is our brand.

Our brand, and what it stands for, has been evolving for 153 years and it sits at the center of our business model. It serves as a benchmark for our products and services, and as a guide for our corporate and individual actions.

Building a brand is not easy. It is time consuming, costly and complex. (Just ask a number of competitors who are currently trying to build their own brands.)

But by building a brand the right way, and by doing it diligently, you can end up with the most valuable corporate asset at your disposal. And our brand is just that.

Here are the details from a survey by Brandeconomics, which assessed brand attributes across a range of financial service companies.

On this chart 0% represents the average score across all the companies assessed. As you can see from the results, our overall brand score was well above the rest of the field. While we were not ranked #1 for every category in this survey, our composite average is the highest in financial services. (You've probably also read about other recent surveys by Corebrands and Interbrand, both of which also showed the increased value of our brand).

The assessed attributes may read somewhat like the Boy Scout oath
(trustworthy, helpful, kind, and reliable), but these characteristics are critical to any financial services company. These qualities represent the emotional connection our customers have with us, and they are what we strive to achieve in each element of our products and servicing.

That leads me to the final element of our model and its foundation ..... that of a superior customer experience.

Our customer experience is a core element of our value proposition and is therefore a priority for us in terms of both focus and re-investment.

For us, a customer's experience is not just about a single phone call or a single web page. It is far broader, encompassing almost every component of a customer's interaction with us.

Over the years we've developed a number of capabilities to support the customer experience - capabilities such as customer servicing, marketing, credit management and process improvement. Each of these capabilities impacts one or more points of contact with customers and prospects - a point of contact that can be inconsequential ..... or one that can be a "moment of truth".

I believe we are not just good in each of these areas - I believe we are among the best in the business.

Al will go into greater detail on these capabilities so I'll leave the substance to him.

Another capability that impacts our customer experience, and one that I will briefly mention, is our skill at partnering. Choosing appropriate partners and developing appropriate value propositions is an important element of the customer experience.

Here are two important examples.

First are our airline partnerships.

This chart gives you a sample of the relationships we have with carriers on the card side of the business - represented by either a consumer or corporate co-brand, or as a loyalty or rewards partner. As you can see, the list is quite robust, with representation from the U.S. and all international regions. And, as I said, this is just a sample. Our full list is far longer.

In addition to our airline partnerships we also have successful co-brand and loyalty programs with terrific partners such as Costco, Starwood and Hilton, which Al will go into in a few minutes.

Another important category of partnership for us is in Global Network Services, where we work with financial institutions outside of the U. S. to issue non-proprietary cards on the American Express network. We've actively expanded our relationships over the last 7 years and now have 79 partners issuing 325 American Express branded products across 88 different markets.

As with airlines, our partnership selection and relationship is key to the customer's overall experience, because in GNS it is our partner who issues the card and has the relationship with the cardmember. Therefore, it is very important to find institutions with strong, comparable values......to find partners who share similar views on customer commitment and our brand.

Once the network opportunity opens up for us here in the U.S., which Judge Jones has said must happen, I believe we'll be able to capitalize on our international experience to develop even more "3 way" wins - partnerships that add value for banks, consumers and American Express.

So those are the components of our spend model.

The comprehensive advantages I've laid out for you don't just look good on paper, they also have a direct impact on our business drivers and ultimate profitability.

For example, by having such a broad product set we're able to attract and retain additional customers, driving up our cards in force. We're able to more appropriately target products for specific customer needs, driving up spend.

Our rewards focus positively impacts our card base and produces higher average spend, while lowering credit provision and interest. Yes, our rewards provision goes up, but - as you saw -- the overall profitability of a rewards participant is still far greater than that of a non-rewards cardmember.

Our partnerships, such as those with Costco and Delta, impact the same business drivers as rewards, but we get the added benefit of lower acquisition costs that result from leveraging a partner's infrastructure.

Because our process improvement efforts are so broad, our skills in this area impact just about every driver we have.

o Increasing the efficiency of our sales force improves our outcomes on cards, spend and fees.

o    Migrating activities online reduces operating costs.

The list under this category is extensive, impacting almost every driver in our model.

While I've addressed the components and advantages of our spend model one at a time, it is really by looking at the model holistically that the greatest benefit is seen. And that benefit is flexibility, which results in good growth and attractive economics.

No other payments company has the scope of growth levers available to them as we do.

As we consider our options for generating growth, as we implement investment actions, we have a range of options to choose from.

We can invest more heavily in one or more customer segments - consumer, small business or corporate. For example, if the consumer sector is weak, we can ramp up investments in small business or mid-sized companies.

Based on product returns and the competitive market, we can pull back on proprietary lending products and invest in rewards-linked charge cards, Costco or Delta Skymiles.

Our global breadth is another lever. If Argentina suddenly faces a financial crisis, or if personal bankruptcies rise in Hong Kong (as both did last year), we can, for example, move investment dollars to Australia, Canada, Mexico or the U.S.

While most competitors focus primarily on new accounts and balances, we have the option of investing in spend. If a particular market gets saturated with competitive offers, driving down response rates, we can invest to drive up the spend and penetration of existing cardmembers. CIF is an important metric for us, one that measures the breadth of our franchise, but, as you've seen, what drives our model is spend.

Related to this, we can also choose to invest and drive up spend from the other side of the equation, by signing up more merchant accounts, or running a rewards promotion within a merchant category.

As you can see, we have many options when it comes to generating organic growth.

Now this is not meant to imply that every potential payment product or line of business is an opportunity for us. We know there are gaps in our portfolio, for example, not having a debit product, or not having strong relevance in every international market.

But no other competitor has the range of growth levers we have.

Now I could go through this same growth assessment for each of our competitors. But most of you know these players pretty well, so I'll leave it to you to fill out the rest of this chart.

Let me just say that this is a very strong group of competitors. There is a lot of talent at these organizations ..... there are a lot of exceptional capabilities. But I just don't believe that anyone else has the flexibility and choices we do when it comes to generating growth.

o MBNA has had terrific success in consumer payments, but they don't have a major corporate presence.

o Citi offers both charge and lending products, but their Diner's charge product really has very limited relevance.

o Cap One issues products outside of the U.S., but in just a handful of markets, and their success to date has really been limited to English-speaking countries.

In terms of growth potential it is clear that there are only so many unsigned affinity groups out there. There are only so many times you can change an APR for a revolve card and re-mail an offer to the same prospect. There are only so many times you take the same product and put it on a key chain.

As I said upfront, I believe our model is the best in the business. And I firmly believe we can substantially build on our success in the card business.

The changes we've made over the last several years have made our card business much stronger, and our growth more sustainable. And we have a number of unique advantages that can be leveraged for profitable growth:

o    We have a product franchise that is both broad and deep.
o We have a range of talent and capabilities within our organization that we've enhanced over time.
o We have multiple business levers available that can generate growth over the moderate to long-term.
o And we have a brand that is widely respected, a brand that differentiates us from the competition, a brand with attributes that strongly support our businesses.

I know a good thing when I see it. And I can tell you this - I wouldn't change places with anyone else in this business.

Let me now turn things over to Al Kelly, Group President of U.S. Consumer and Small Business Services.

As a preface, let me just say that my overview of our model was intended to give you a global perspective. Oftentimes, though, we - along with our competitors - get specific questions about growth opportunities within the U.S. Isn't the U.S. card market mature? How much growth is really left?

Clearly, the U.S. remains our largest market. So I thought it would make sense today to use the U.S. as an example of how we're capitalizing on the advantages of our payments model to generate growth. You'll see how we're executing against our strategy, and I think you'll also see that a lot of opportunity remains in this market over the short, moderate and long-term.

Al ...

--------------------------------------------------------------------------------
                           ALFRED F. KELLY'S REMARKS
--------------------------------------------------------------------------------

NOTE: ALL FINANCIAL INFORMATION MARKED WITH A "*" IS PRESENTED ON A MANAGED BASIS. SEE EXHIBIT 4 FOR A PRESENTATION OF COMPARABLE GAAP FINANCIAL INFORMATION.

Thanks Ken, and good afternoon. It is my pleasure to give you an update on the U.S. card business, with an emphasis on the consumer and small business segments. As Ken made clear, we have a business model and a set of levers for growth that make us quite confident about our future prospects.

If you look at our history, we have a very solid track record. We've innovated with products and services including Membership Miles (now Membership Rewards), Blue, Centurion, the Up to 5% Cash Rebate Card, Costco, and selling during in-bound service calls.

We've dealt with tough times, such as the Optima and Merchant challenges of the early '90s, and the economic environment of the past two years.

Unlike many of our competitors, we have been growing, and continue to grow in the market via organic means. We have tested portfolio acquisitions in two small deals in order to learn in case an opportunistic, scale deal becomes available in the future.

But, we won't do acquisitions or partnership deals that garner share at unattractive economics. In fact, we've dropped out of bidding on several recent deals because either the value proposition for the customer was not clear or compelling, and/or the economics did not make sense for our shareholders.

We have prospered in the Payments business over a long period of time. I ran track in high school, so allow me to use two analogies from that sport to define our philosophy.

We think about the time horizon over which we manage our business as more of a "marathon" than a "sprint." We don't simply manage quarter to quarter. We also think about the medium- to long-term implications of our strategy and actions. In terms of action in the marketplace, we act more like decathletes than single-event competitors. We realize that it is important to have an array of products, features, and distribution channels to meet the unique needs of our diverse target customer groups. And, most important, to always make customers our primary focus.

Before I get into the heart of my remarks, I'd like to make a few comments on the industry, share some high-level facts about the U.S. Payments business, and share a few interesting tidbits.

In terms of the card industry today:

o The competition for customers and accounts receivable is intense, and, given that most competitors operate under a lending model, pricing has been aggressive.
o The pursuit of receivables, in some cases at unsustainable pricing, is squeezing margins.
o Back-end fees have continued to rise, generating an ever-increasing share of revenue for some players. I question how much gas is left in that tank?

o Increasingly, it is important to look beyond earnings to marketing and loss provision levels to really gauge the quality of a competitor's progress.
o Finally, rewards are becoming a larger lever to attract accounts and receivables.

In short, in a tough economic environment marked by increasing pressure on margins, it is critical to be clear about your strategy, your customers and what you bring to the table. Make no mistake; we are very clear in our desire to serve customers exceptionally well and to win in the marketplace.

In terms of American Express' total U.S. Payments business, as of the end of the first half of this year, we had:
        -- Almost 36 million total cards in force;
        -- More than 27 million basic cards in force;
        -- $123 billion in Billed Business; and
        -- $36 billion in Total Lending Accounts Receivable, on a managed* basis.

Our year-to-date charge volume is up 11% for consumers, 12% for small businesses, and flat for large corporations. In the consumer and small business segments, airline charge volume is flat, non-airline charge volume is up 13%, and non-travel charge volume is up 14%.

In looking solely at our U.S. consumer and small business portfolio, I thought you might be interested to know that in 2002:

o    The single largest small business transaction was just over $2 million.

o    The largest rebate earned on an Up to 5% Cash Rebate card was almost
     $1,900.

o By the way, to achieve this rebate, the cardmember spent well over $50,000, much of it in everyday spend categories, and carried a balance.

o In our Platinum Fine Hotels and Resorts program, we booked over half a million room nights last year, and our sales growth increased more than 20% vs. the prior year.

o Our service network handled over a half-a-billion phone calls, e-mails and letters in 2002.

o Our Centurion servicing unit handled many very challenging requests. Last year, we created some incredible surprise engagement and anniversary experiences, such as having a diver emerge from the sea to deliver an engagement ring to a couple walking on a beach.

     Once in a while, we cannot fulfill a challenging request. An example that I recall from last year was a request for a private audience with the Pope.

So, while these facts probably will not help much in specifically forecasting our business, I do think they are a reflection of our service ethic and our customers' expectation of us -- something competitors have had difficulty duplicating. As a side benefit, they provide some interesting material to share with your family when they ask what you learned at work today.

In my presentation today, I'd like to address six important questions.

-WHERE DO WE STAND, AND HOW LARGE IS THE OPPORTUNITY FOR GROWTH?

-WHAT ARE THE CORE ELEMENTS OF OUR BUSINESS MODEL AND GROWTH STRATEGY, AND HOW
 DO THEY CREATE SUSTAINED COMPETITIVE ADVANTAGE?

-BASED ON OUR STRATEGY, HOW HAS THE MAKE-UP OF OUR U.S. CONSUMER AND SMALL
 BUSINESS CARD BASE EVOLVED OVER THE LAST FEW YEARS?

-WHAT ARE THE KEY AREAS OF FOCUS TO ACHIEVE OUR GROWTH AMBITIONS?

-WHAT ARE SOME OF THE PROVEN TACTICS THAT WILL DRIVE OUR GROWTH?

-AND, WHAT ARE SOME NEW, OR RELATIVELY NEW, TACTICS THAT WILL ALSO DRIVE OUR
 FUTURE GROWTH?

So, let me get started with:

WHERE WE STAND TODAY AND THE OPPORTUNITY FOR GROWTH.

American Express is the largest card issuer in terms of charge volume in the United States. If we look at individual consumer spending alone, it is a very large category. According to the latest figures from The Nilson Report, over the last five years:

o U.S. consumer spending is estimated to have grown by 35%, and, in 2002 to have reached $5.8 trillion.
o The subset of consumer spending on credit cards and debit cards is estimated to have grown by 89%, and in 2002 to have represented
     $1.9 trillion, or almost one-third of all consumer spending.
o The portion of consumer spending for the much higher margin credit card business is estimated to have grown by 59%.
o In the same five-year period, American Express' consumer card spend, which does not include debit, grew by 72%, and we believe we are the second largest issuer based on individual consumer spending.

As we look ahead:

o According to the Nilson Report, consumer spending will grow by 28% between 2002 and 2007.
o During this period, consumer credit card plus debit card spending is again expected to grow faster, at 54%.
o    Credit card spending alone is expected to grow by 45%.
o This means that there will be almost $650 billion of new credit card spending available, which creates a lot of upside, even if we maintain our share, or even modestly grow share.

The small business spending segment is still dominated by cash and checks. For 2002, total U.S. small business spending was estimated to be $2.3 trillion and only $96 billion of that, or 4%, was done on small business plastic. It is much more challenging to capture credit card industry data in this segment. But, based on our research using a number of sources, we know that we are by far the industry leader, with more than 50% of small business spending on general purpose credit cards being made on American Express Cards. We estimate that we are seven times larger than the next biggest player. We expect small business general purpose plastic volume to grow dramatically and we are extremely well poised to capture much of that growth.

So, we simply don't subscribe to the theory that the U.S. charge and credit card market is mature, if the definition of maturity is that there is not much more growth potential. In our case, continued success in expanding merchant coverage will drive growth. Additionally, as high spenders (our power alley), seek to reduce the number of bills they pay in favor of putting charges on cards, and look to increase the number of rewards they earn, charge volume growth will naturally occur.

In short, when American consumers are still using cash and checks for two-thirds of their spending, and small business owners are using cash, checks and other means for more than 96% of their spending, there is plenty of upside potential -- well beyond inflation and population growth.

Now let me turn to THE CORE ELEMENTS OF OUR BUSINESS MODEL, OUR STRATEGY FOR GROWTH AND HOW THEY CREATE SUSTAINED COMPETITIVE ADVANTAGE.

Ken provided an overview of our spend-based business model, but let me provide more detail in terms of its application in the U.S. Our core business model is brand-driven, spend-centric and supported by an excellent customer experience.

Given our model, it makes sense that our primary focus is customers who have the capability to spend at high levels, and are in the following segments:

     -- prime individual consumers;
     -- super-prime consumers;
     -- and small business owners.

We are focused on incentives to grow spending. High-spending customers have become accustomed to receiving some return for using plastic. In recognition of what our customers want, we now offer a range of on-going options, complemented by targeted bonus earning opportunities. As you know, our Membership Rewards program is a marketplace leader. We believe it is the largest card-related loyalty program in the world, based on number of participants and total amount of program-related spending. I'll share some data on the power of rewards programs later in the presentation.

We are also focused on offering a broad product set, including customizing existing products to reach a greater share of customers in our target market segments. If you exclude Citibank's small consumer Diner's card portfolio, we are the only U.S. issuer with scale that offers charge cards, proprietary lending cards and cobrand cards.

Our charge card product line is large and unique. The no-preset-spending-limit, 30-day-pay-in-full nature of the card, and other diverse and valuable features, attracts high-spending cardmembers who want to use our cards to facilitate payments. It continues to be an important part of our business, even with the significant growth in our lending business.

A rich set of diversified and valuable partner relationships is important to our business model. We have been able to configure and leverage these relationships in ways that are extremely attractive for us and our business partners, and that appeal to different customer sub-segments -- both consumer and small business. Our partner platforms include:

     -   Membership Rewards;
     -   Cobrand cards;
     -   Our Small Business Everyday Savings Program; and
     -   Our OPEN: Small Business Network partners.

Let me say a word or two about our small business unit and highlight our Everyday Savings Program. We were the first issuer to recognize the uniqueness and power of the small business segment. In 1993, we established a dedicated, stand-alone business unit, headed by a senior general manager, focused on small business.

Last year, in light of increased competition in this segment, we made the decision, based on a good deal of customer research, to establish a unique brand for this business. As the leading issuer, we wanted to take a new, bold step to further differentiate ourselves. Hence, our new brand: OPEN: The Small Business Network from American Express. For efficiency today, I'll refer to the business as the OPEN Network.

Now let me share three short, current ads for the OPEN Network we created in connection with our sponsorship of the reality television show, The Restaurant. The spots give you a sense of the challenges facing small business owners and the reason they look to a company like American Express.

Our Everyday Savings Program allows OPEN Network cardmembers to earn special savings by simply using any of our OPEN Network cards at any one of several participating partner locations including: Dell, Kinko's, Staples, The Hilton Family of Hotels, FedEx, Cingular Wireless, Nextel, and Hertz. The program saves money for small business owners, drives volume for our merchants, and incents spending on our cards.

Our core model is also supported by our multiple card strategy. U.S. consumer and small business owners continue to compartmentalize their spending. We recognize this behavior and have capitalized on it by building on a customer's initial basic card relationship by offering them additional charge cards, credit cards or the Lending-on-Charge capability.

We have even aligned Membership Rewards with this strategy by enabling cardmembers to enroll multiple cards in a single, aggregate rewards bank to facilitate faster point accumulation. To date, we have largely been focused on relationships that start with a charge card. We will be expanding our approach going forward and I'll talk more about that later.

We continue to extend our brand beyond its traditional positioning in travel and entertainment. As you know, over the last decade we have flipped the mix of spending toward non-T&E. In the consumer and small business segments, this diversification is even more pronounced. To give you a sense, in 2002:

- Airline volume, historically not a very large percentage of spending, was below ten percent of total volume.
- Combined spending in supermarkets, gas stations and drug stores slightly surpassed airline spending.
- More cardmembers used their cards in a supermarket than on an airline ticket, and still less than 40% of cardmembers used their cards in a supermarket.
- More than 2 million cardmembers used their cards for local transportation in taxis, limos, buses or trains, which is up substantially from prior years.

Another example of the importance of our shift in spend mix can be seen in the OPEN Network. Year-to-date 2003, airline spending by small business owners was down close to 30%, and total travel spending was down more than 15% from the same period in 2000. Yet, the OPEN Network was able to grow overall charge volume in the first half at double-digit levels. This performance was a direct result of our spend diversification.

I want to be clear that we are not, and I underscore not, walking away from travel. Rather, we are expanding our brand and our focus to a much wider set of industries. Industries that have excellent growth prospects and tend to be more habit-forming in getting people to use our card because of the frequency of usage in these categories. This strategy has served us well in the dramatic downturn in travel post-9/11. And, I believe it will serve us equally well, if not better, when travel picks up again.

We are focused on delivering a high-quality customer experience. Through competitive benchmarking, we believe we are indeed the leader in the industry in many transaction experience categories. We are proud of this, but we are not content to accept it as the status quo.

Our commitment to customer excellence is an on-going journey. Over the last few years, we have successfully reengineered various service transactions to significantly increase efficiency. In our transaction processes, unit costs have continued to drop, and we believe that for a number of processes, we are best-in-class.

We continue to keep a close eye on costs. But, in select areas where we may have focused a bit too much on efficiency, we are now making a concerted effort to balance efficiency and effectiveness. In doing so, we have taken some core business processes, that we already do very well, and moved them to even higher levels of effectiveness. Let me give a few examples.

     o In our authorization process, we continue to strive to be as efficient as possible. But we have also introduced a significant amount of new data into the process so that we can be more effective, both in approving larger transactions for higher-spending customers, and in determining if a transaction is likely to be fraudulent. Using more data adds a little bit to the transaction cost, but this is more than offset by increased billings and fewer customer disruptions at the point of sale.

     o In our cardmember retention process, our drive for efficiency tended to make the process too standardized in the past. The reality is that not all attriting cardmembers are the same. They differ in their emotional and rational affinity to our company, depending on their card product, spending level and reason for wanting to attrite.

            Certainly there are elements of the process that can be standardized, but to achieve greater effectiveness, we have increasingly been introducing segmentation across the various phases of the retention lifecycle. This sometimes results in spending more time, and thus cost, to save some customers. But it is worth it to keep valued cardmembers in our franchise.

     o As I shared in my presentation in February 2001, one of our largest sales channels is inbound telemarketing, where our customer service representatives cross-sell products and services to cardmembers who call into our service centers. The channel, which we call Customer Focused Sales, now delivers millions of sales annually.

            In the last year or so, we have been making this channel even stronger by focusing on generating effective and profitable sales. For example, we have shifted our sales mix to more "core" products such as new cards and card upgrades. Additionally, research continues to show that these transactions increase customer satisfaction - a win-win for both our cardmembers and us.

   Our brand research continually reinforces that our commitment to customers and our service excellence are key factors in why consumers and small business owners carry and use our products.

   Service is a definite advantage for American Express. By focusing on efficiency and effectiveness, taking core processes to even higher service levels, and keeping a close eye on costs, we believe we can continue to raise the bar on servicing.

   In wrapping up this discussion on our strategy and business model, let me make the following observations about American Express in relation to other issuers.

     - We have an advantaged position in terms of our relationships with high-spending customers across multiple segments.

    - We have the most product breadth -- with charge cards, proprietary credit cards and cobrand cards -- and the highest level of customer involvement, through incentives to drive spending.

    - We have deep and wide-ranging relationships with partners, who deliver great value for our customers and for whom we deliver great value.

    - Our commitment to a multi-card strategy is unique in the marketplace.

    -    American Express cards are no longer for just travel.

    - And finally, we believe we are the market leader in terms of customer service.

Now let to me turn to HOW THE MAKE-UP OF OUR U.S. CARD BASE HAS EVOLVED OVER THE LAST FEW YEARS.

With a broader product set and continued push into an expanded range of spending categories, there has been some change in the make-up of our U.S. consumer and small business card base since I last talked to you in February of 2001. A number of the changes should be self-evident, but let me highlight some of them.

o As a result of the success of Blue, Delta and Costco, the percentage of credit cards in our portfolio has increased relative to charge cards.

o While we have experienced a planned shift in product mix, we have dramatically increased the number of "charge card-like" customers, since many credit card-based products with incentives act more like charge cards in terms of spending levels and profitability. With our Delta SkyMiles Credit Card, for example, we attract high-spending cardmembers and we earn an annual fee comparable to our proprietary charge card products.

o As Ken mentioned, we have significantly increased the number of cardmembers who are incented to spend through reward programs, including Membership Rewards, cash rewards and cobrand card rewards.

o We have significantly increased profitability of our charge cards. Obviously, there has been some benefit from lower funding costs, but profitability has been greatly enhanced by higher spending levels, improved credit quality, faster speed of pay, and in some cases higher annual fees.

o We have grown the size and profitability of both our charge and lending small business customer base. We have long had scale in our charge card portfolio, which generates very high average cardmember spending. Now, we are well along in building a formidable lending portfolio via Delta, Blue, and our multiple OPEN Network credit card products. In fact, over the first half of this year, our small business credit card charge volume grew 30%.

o While we have had significant growth in lending balances on stand-alone credit cards, cardmembers holding multiple cards are still extremely important. In fact, charge cardmembers who have a "linked" lending relationship, meaning they also have a credit card or are enrolled in a Lending-On-Charge feature, account for more than 40% of all consumer spending and a substantial portion of all consumer accounts receivable, on a managed basis.

o Even with all the growth in lending products, charge cards in our U.S. consumer and small business portfolios combined still accounted for more than 70% of total spending in the first half of 2003.

As a result of this evolution in business mix, driven by our strategy, the make-up of our cardmember base is stronger and more diversified than ever.

Before I leave this section, I want to make a quick statement about Net Interest Yield. Net Interest Yield is an outcome metric driven by a variety of activities that are going on during a given period of time. With that in mind, our yield in the second quarter was 90 basis points lower than 2002, reflecting:

    -    Better than expected volumes from our balance transfer initiatives;
    - Investments in new card acquisitions, which come with introductory rates; and
    - Better than industry credit performance, resulting in a smaller number of cardmembers and accounts receivable at default levels.

I would also point out that the 8.9% level is comfortably within our historical range.

Now let me turn to THE KEY AREAS WE'RE FOCUSED ON TO ACHIEVE OUR GROWTH
AMBITIONS.

     o Driving Spend. As Ken pointed out, this is the most fundamental element of our spend-driven model. All of our activities -- in marketing, authorizations, servicing, advertising and product development -- have a primary objective of driving profitable spend and winning a greater share of our customer's wallet.

     o Managing Credit. Credit is our largest expense and it represents the fundamental cycle of activities that allows us to continually expand our prospect universe, acquire more target cardmembers, and ensure that spending turns into quality accounts receivable and, most important, profit for our shareholders. I'll come back to this topic, but, rest assured, credit represents a set of business processes that we monitor carefully and continually strive to improve.

     o Delivering A First Class Customer Experience. Again, customers are attracted to the American Express commitment to service excellence.

     o Improving Our Capabilities. We strive to improve all aspects of our infrastructure through reengineering, Six Sigma and the utilization of new technology. For example, over the last two or so years, we have:

              -- Enhanced our fraud models, resulting in better performance, with more than a 50% improvement in the fraud write-off rate since 1999.

              -- Dramatically improved our front-end screens in customer service, which has lowered our unit costs. Additionally, a new training simulator we developed, combined with the new front-end screens, has reduced training time for new reps by nearly 25%.

              -- Improved our external mail acquisition process, which has expanded the number of names we can mail to and significantly reduced the days required to get mail out the door.

              -- Introduced new lending pricing flexibility, which has dramatically enhanced our ability to quickly adjust an individual cardmember's APR.

So, similar to our business model and strategy, our areas of focus to facilitate growth are clear. Our people understand them, they believe in them and they are committed to them.

Now, let me turn to some of the PROVEN TACTICS WE ARE USING TO DRIVE OUR
GROWTH.

We have a rich set of tactics available to us that have worked well in the past, and have further upside potential. Most of these tactics radiate from the core of our business model - our brand-driven, spend-centric model supported by an excellent customer experience. Let me just highlight a few.

   -   Cobrand Products - such as Costco, Delta, Starwood and Hilton.

   - Proprietary Products - including our charge cards and Blue from American Express. Blue was introduced less than four years ago and we have already enhanced it twice -- first by adding Membership Rewards Options in 2002 and, this year, through a line extension via Blue Cash.

   -   Lending on Charge - Sign & Travel and the Extended Payment Option.

   - Partner Programs, such as Membership Rewards and our OPEN Everyday Savings Program.

   -   Card Migrations, cross-sells and up-sells.

   - And, Early Engagement - which is stimulating activation and usage as early in a cardmember's tenure as possible.

Time will not allow me to share the details with you on each of these tactics, but let me touch on a number of them.

Membership Rewards continues to work well for us. Today, the U.S. program has 134 partners, of which only one-third are in travel industries. In fact, for the first six months of this year, close to half of the redemption transactions were with non-travel partners -- a shift from 20% only five years ago. Among our most familiar non-travel partners are:

     -- The Home Depot;
     -- Linens-N-Things;
     -- Saks Fifth Avenue;
     -- Ticketmaster; and
     -- The Gap.

These non-travel partners add to program's attractiveness and help improve its overall economics.

In its 12th year, the Membership Rewards Program continues to lift spend almost immediately upon enrollment. Historically, on average, enrollees lifted spending 25 - 30% in their first year of enrollment. If we look at the 2001 vintage of Personal and Gold charge card enrollees in their first year after enrollment, their spending lift was even better than our historical experience.

We were much later to the game in leveraging Membership Rewards with small business owners because this segment already had higher levels of average spending. But beginning in late 2001 -- and really accelerating through 2002 and the first six months of 2003 -- we have been much more aggressive in offering Membership Rewards to small business customers. And, we have been successful. A sample of small business owners who enrolled in Membership Rewards in 2002 lifted their average monthly spending by more than 30% in the first six months alone.

We continue to talk to new potential partners and will further enhance and enrich this cornerstone loyalty program.

Now let me talk about Delta. It has indeed been a very challenging time in the airline industry and, therefore, you might expect that our Delta cobrand product line would have struggled. This is not the case. Our partners at Delta have had to reduce capacity, and their Revenue Passenger Miles as of June are down almost 12% since pre-9/11. Despite these challenges, our companies have worked very closely together to maximize the success of our cobrand products and, driven by our "double miles on everyday spending," performance has been excellent. If we look at Delta credit cards, for both consumer and small business, for the first six-months of 2003 vs. the same period in 2001, we have:

     -- Grown spending by 35%; and
     -- Grown managed* accounts receivable by 34%.

Again, this growth is particularly impressive given that the environment over the past eight quarters has been characterized by a terrible and pronounced downturn in the airline industry. Obviously in the six-to-nine months following 9/11, we dramatically pulled back on acquisition.

At a time when Citibank has said publicly that they expect only slow growth in the American cobrand portfolio, we are bullish on the upside for our Delta product line because:

    o    Our product line-up is strong.
    o Our joint marketing and cross-company cooperation is as good as it has ever been. Our relationship is structured as a win-win, causing shared motivation for success.
    o    We only recently began leveraging Delta in the small business segment.
    o And, we have Delta SkyMiles credit cards in the hands of less than one-quarter of the active Delta SkyMiles frequent flyer list. And, when the airline industry rebounds, even a bit, we will see an increase in higher ticket travel transactions and Delta will be able to increase the number of Delta SkyMiles enrollees, thus increasing our marketing base.

Now, I'll touch on Lending-On-Charge. This is an umbrella term for a few features that allow charge cardmembers to extend some payments over time. We have talked to you in the past about Sign & Travel and the Extended Payment Option for our consumer charge products. These enrollment-based features have worked very well. As a reminder, Sign & Travel enrollees, will see their air, hotel, car rental and cruise transactions listed in a separate section of their charge card statement. They can choose to pay these charges in full, or over time. Similarly, the Extended Payment Option allows enrollees to extend payment on charges greater than $200.

These programs have contributed a substantial amount of receivables - and today represent approximately one quarter of all U.S. consumer card managed* lending receivables. These features provide convenience and flexibility to our customers, at an attractive margin to us.

Lending-on-Charge managed* receivables in our consumer base more than doubled over the last five years and we still have good upside potential.

There is also excellent upside available to us in the small business segment. We only introduced the Extended Payment Option to OPEN Network charge cardmembers 21 months ago. We have already enrolled more than 160,000 cardmembers, and their receivables represent 7% of the total credit card receivables in the OPEN Network. If we can match our levels of consumer card penetration, we could reach more than $1 billion in small business receivables, again at an attractive margin.

Up-selling, the process of migrating cardmembers up the color hierarchy in our charge card product line, continues to work very well. Examples include moving Personal cardmembers to Gold, Gold to Platinum and, on request of the card member and after meeting a high-spending threshold, Platinum to Centurion. As customers move up the product hierarchy, their profitability increases dramatically because they:

    -  Pay us a higher fee;
    -  Spend more; and
    -  Attrite at a slower rate.

Since the beginning of 2001, we have up-sold more than three-quarters-of-a-million cardmembers, and benefited from the related increases in spending. This is an update from what I shared with you in 2001 and clearly illustrates that we have been able to maintain consistent levels of spending increases per account as we move customers up the product hierarchy.

While I'm talking about the consumer charge card, I should comment on two topics:

    -  The 2002 fee increases for Platinum and Centurion; and
    -  The early performance of our new charge cards with rewards built in.

Last June we increased the Consumer Platinum card fee to $395 from $300. At the same time we added several benefits to the Platinum card including:

o    Access to the Delta Airport Clubs;
o    Access to Amtrak's Club Acela Lounges;
o    Special privileges at Equinox Fitness Clubs;
o    Access to SONY's VIP Shopping Service; and
o    Special deals with several retailers including Neiman Marcus and Ferragamo.

We have now completed the renewal cycle and have exceeded our expectations. The vast majority of Platinum card members renewed at the higher fee; a small number of card members moved to another American Express card; and overall, we experienced a minor up tick in voluntary attrition among Platinum card members. During this same period, we added 55,000 new Platinum card accounts at the new $395 annual fee.

Our April 2002 increase on Centurion cards was different. Our goal was to reset the price because we felt that the higher fee was more than warranted given the benefits and personalized service levels that we deliver. We also wanted to slow the growth trajectory to ensure that servicing stayed at the highest levels.

We "grandfathered" existing cardmembers, for the time being, at the launch annual fee of $1,000. We raised the annual fee to $2,500 for new Centurion card members. As a result of the fee increase, we saw an expected drop in unsolicited requests for Centurion cards. That said, we have still added more than 3,200 new Centurion card members at the higher fee.

Relative to the new rewards-based charge card products, it is too early to draw a conclusion. The "headlines" to-date are that:

   -- The prospects that we have attracted are spending at higher levels than expected;
   -- New cardmembers' immediate spend engagement with us is much higher than that of average new charge cardmembers without Membership Rewards.
   -- We have fallen somewhat short of the number of prospects we hoped to attract; and
   -- The overall economics are a bit better than we expected.

We will continue to promote our range of charge card products to both consumers and small business owners.

That said, I want to take a minute and talk to you about one of the investment decisions with which we continually wrestle. That is the trade-off between growing total ending cards-in-force and growing the number of highest-quality cards. Many of you who follow our company are fond of counting cards. It is an easy number to follow and understand, but we all know that every card is far from equal in its performance and its contribution to profit. Let me highlight a simple example to bring to life our challenge.

                  -- Assume a $1 million pool for acquisition activity and a hypothetical acquisition cost per card of $50 for a fee-free consumer credit card and a corresponding $100 cost per card for a small business charge card.

                  -- In simply looking at cards-in-force, the math is obvious. For $1 million, we can bring in 100% more consumer credit cards than OPEN Network charge cards.

                  -- If you then overlay spending - the core of our business model - the situation gets a little more complex. Assume we index the consumer credit card at 100 for a year. An OPEN Network charge card spends seven times that amount.

                  -- Our charge volume over three years is 350% higher if we allocate 100% of the investment pool to OPEN Network charge cards.
                  -- So, in this simple example, 50% fewer new cards yield 350% higher spend. In reality, we have a much wider mix within our new card acquisition activities driven from our investment pool, as our intention is to balance relevance with the best possible economics.
                  -- And, all of this is before considering other, more complicating, factors that enter into our acquisition decisions, such as:
                           -- The customer need and what is the most
                              appropriate card to offer;
                           -- Annual fees that can be earned;
                           -- Attrition assumptions;
                           -- Our ability to cross-sell other products
                              and features; and
                           -- Our ability to drive receivables from the
                              spending; among other factors.

As I look ahead and we continue to put even more emphasis on incentives to drive spending, we are likely in both the individual consumer and small business segments, in some quarters and some years, to pursue more higher-quality acquisitions at a higher cost per card. So, in some quarters and in some years, U.S. contributions to the absolute level of growth in ending cards-in-force will be lower. However, our contribution to spend volume will continue to grow at attractive levels.

Let me make a few comments on other products.

Blue from American Express continues to perform very well and adding Membership Rewards Options to this product has been a big win. In 2001, I provided an update on Blue and we've experienced even stronger growth since that time. If you look at the Blue portfolio for the first six months of 2003 compared to the same period in 2001, we have grown spending and managed* accounts receivable by more than 40%.

In fact, Blue now represents about 19% of our total managed* U.S. lending receivables and we have been very comfortable with the credit performance on this product. Early vintage Blue products have write-off rates that are much better than early vintage Platinum Optima cards, which were our primary proprietary credit card before Blue. FICO levels of new Blue customers have been consistent and strong throughout the four years we have offered the product, and in fact were slightly higher in the first six-months of 2003.

In late 2001/early 2002, to drive spending on Blue, we introduced a fee-free version of Membership Rewards. This feature is very similar to our basic Membership Rewards Program, except that when you redeem points, it costs two points for each mile in an airline frequent flyer program. Our experience shows that when a Blue customer enrolls in Membership Rewards Options, their spending lifts. Because this is a relatively new feature on Blue, it's too early to draw a definitive conclusion about how big the spend lift is.

Just a few months ago, we decided to take the concept and content of our Up to 5% Cash Rebate card and move it to Blue in a line extension called Blue Cash. This was made more natural because of the introduction of the Membership Rewards Options program on the original Blue product.

Without a big advertising and marketing push to-date, we have well over a half a million cash rebate cards now, between Blue Cash and the original Up to 5% Cash Rebate card, and they are performing very well. With our Up to 5% Cash Rebate card, we have seen a 75% average monthly spend increase vs. the original Blue from American Express. And, by combining the cash rebate value proposition with Blue, we are extending the appeal and relevance of the product and attracting more customers from our target market.

Starwood and Hilton, while not huge, have grown very nicely over the past year, and we plan to selectively leverage both products in the future. In the first six-months of 2003 compared with the same period a year ago, across these two portfolios, we have grown charge volume and managed* accounts receivable by approximately 50%.

Costco represents a product line and relationship that we have made great progress in leveraging, and, in which we continue to have lots of upside.

   - Costco stores are growing and management remains committed to growth. Same store sales are up 4% year-to-date, and they have added 24 new stores in the U.S. in the last 18 months. They have publicly stated plans to add 12 additional warehouses by the end of 2003.

   -   We are the only general purpose plastic accepted at Costco
       Warehouses and, to date, only 9% of Costco members carry our cobrand card -- although many more use other American Express cards.

   - We have brought Costco a significant number of high-quality new members.

   - Cards acquired for American Express via Costco warehouses represent one of our lower cost per card acquisition channels.

   - Our business relationship with Costco is very strong, and we continue to improve our ability to market together. This relationship will only get bigger and stronger.

Finally, in the context of our discussion on proven tactics, let me speak to credit. For us, risk management is as much a growth lever as it is an important control lever. Our risk management philosophy is to continually grow our knowledge of the economy, demographics, prospects and customers so that we can design and price our products for the inherent level of risk.

Once we acquire a cardmember, our goal is to book as much spending as possible, and to have dynamic controls in place to quickly curtail or shut down spending if there is a change in circumstances. In short, our approach is profit maximization vs. risk minimization. This approach is a critical underpinning of both our lending and charge card product lines. Within lending, it allows an appropriate optimization between product price and available line of credit. In addition, it provides lasting competitive advantage to our charge card products, with their no-preset-spending limits.

Last year, approximately 140,000 consumer and small business card accounts spent more than $100,000. Additionally, nearly 35,000 accounts spent more than $250,000. In total, these customers spent more than $38 billion. This is charge volume that is much easier for us to attract with our no-preset-spending-limit charge cards, than it is for our competitors.

Our risk management environment is strong and differentiated for several reasons.

First, our people and their corresponding experience. Our chief credit officer is a 27-year company veteran who has a deep understanding of risk, business economics and the related analytics of our consumer, small business, institutional and merchant customers. Our risk team is comprised of seasoned and highly-educated individuals who have accumulated centuries of experience. The top 30 people alone in our risk organization have more than 325 years of experience at American Express.

Second, is our customer-level approach to managing credit. Based on our multiple card strategy, we strive to manage credit at the customer level vs. the product level.

Third, is our charge card product line and its implications on credit. On the charge card, we underwrite every single transaction and, because of our closed loop network and our models, we can understand patterns that allow us to make more informed authorization decisions. This results in increased share of wallet, but it also provides excellent credit control.

The charge card's 30-day pay-in-full nature provides an early warning signal across the entire customer relationship relative to any trouble. We carefully track remittance patterns, and when a pattern is broken, we quickly look to assess if there is an issue. If there is, we can take action on a credit card product the customer might also own. Our competitors do not have the same early warning system, and a troubled customer can hide from the issuer for months simply by making the minimum payment.

Fourth, is our closed loop and the competitive advantage it provides in controlling both credit and fraud. This is based on three benefits:

     -- Having a good understanding of the merchant's risk environment; -- The information we receive at point-of sale; and, -- Our ability to have direct communication with the merchant.

For example, our direct relationships with both cardmembers and merchants enable us to provide a verification service for mail order and Internet merchants. If a merchant is suspicious that a purchase may be fraudulent, the merchant can call a special unit. We will then contact the cardmember to verify the legitimacy of the purchase before the goods are shipped.

This service helps our merchant partners by preventing lost inventory to fraud and avoiding chargebacks. And, we prevent cardmembers from having to deal with a fraudulent transaction on their bill.

And finally, as both Ken and I have mentioned, our emphasis on rewards has been a big positive for our credit quality. Customers with accumulated reward points don't want to lose them. The Membership Rewards Program acts as a carrot to encourage cardmembers to spend and to pay us, and as a stick in negotiating point recovery for cardmembers who have gone delinquent.

To further illustrate the impact of Membership Rewards on credit, I thought it might be helpful to look at the relationship between the growth in charge card spending and charge card loss provision. If you go back to 1995 when we launched Membership Rewards, total U.S. consumer and small business charge card spending has increased by 67%, while the loss provision for those segments decreased 6% over the same period.

So, as you can see, we have a wide array of excellent, proven tactics and tools available to us for growth.

Now let me turn to the final topic -- NEW OR RELATIVELY NEW TACTICS THAT WILL ALSO DRIVE FUTURE GROWTH. I will touch on a few tactics that are under way and not terribly sensitive from a competitive point of view. You can be sure, though, that we have other ideas and tactics in the works for the future.

o Coverage expansion represents enormous upside for our business. My colleagues in our Establishment Services business are focused on increasing our coverage in key geographies and cracking new industries that historically have not accepted general purpose plastic at all. For example, the wholesale category for the small business segment, rent and health care for individual consumers, and recurring billing, represent large areas for growth.

o Extending our successful multiple card strategy to relationships that begin with a credit card, rather than a charge card. Now we will work to get credit card customers -- both proprietary and cobrand -- to take a second credit card product to help them compartmentalize their spending and we are testing the cross-sell of a charge card to select credit cardmembers.

o The multiple card strategy extensions will be part of our overall effort to win additional spend and accounts receivable from our higher spending credit cardmembers. And, we know that the opportunity exists and it is large. When we look at the credit bureaus, we see that our consumer and small business Delta and Costco credit card customers alone hold billions of dollars in revolving balances on competitor products.

o In looking ahead, another area of intensified focus will be our very highest spending small business and individual consumer customers. This includes Platinum and Centurion card members, but extends well beyond these two products; particularly in the small business owners segment, where there are a meaningful number of very high spenders.

     We think we have done a very good job providing relevant products to these customers. But our plan is to take our entire business for our highest spending customers to the next level. Our goal with this focus is partly to recognize their special levels of contribution but, at its core, our primary objective is to drive increased loyalty and capture an ever-higher share of wallet.

     We have also engaged in a concerted effort to treat these customers in special ways. This approach is not a branded, marketed, external program, but it is the way we serve these customers.

     We have a very results-oriented culture. If we set goals, and measure progress, we achieve results. We have begun to measure and track our interactions with our high-spending customers at many touchpoints. This year we are even rating our Service Network employees on customer satisfaction levels among this key group of cardmembers, in addition to the satisfaction levels of our total customer base.

     We are also measuring our progress in migrating already very good customers to higher spending levels. Our experience has proven that there is tremendous upside in loyalty marketing, and we plan to take it to a new level for our "excellent" customers.

o Another area of intense focus is customer retention. This has been an important process for us for years and something that has worked well. But, after a close examination last year, we determined that:
     -- Our measurement process could be even more robust and insightful;
     -- Our process had a bias for saving all cards vs. a differentiated focus on cards that represent "good" spending;
     -- Our process was too mechanical and not segmented enough; and -- Too many "save" opportunities were not getting to our special expert units.

In short, we have had a very good process, but we are pushing to take it to new levels. We have assembled a strong team and we are charting a course to make our customer retention process even more effective.

Just to give you a sense of the upside here, if we can improve attrition among our average customers by simply 100 basis points, we can retain almost $1 billion in annual spending.

So, in closing on this section, we will have new opportunities to drive future growth. These opportunities will come in the form of:

     o Coverage Expansion;
     o New and enhanced capabilities; and
     o Intensified focus on driving current processes to the next level.

Additionally, we will always be exploring new channels, new partnerships and new or enhanced product opportunities.

SUMMARY
Now, a few quick, but important summary points.

Ken started this discussion with an overview of the basic spend model which is the core of our payments business. It begins with:

     -- An attractive cardmember base;
     -- With higher average spending;
     -- Driving premium economics;
     -- Which creates a pool of investment dollars from which we can initiate actions to drive the continuous advancement of this virtuous circle.

Over the last 50 minutes or so, I have attempted to illustrate that in the U.S. consumer and small business owner segments, we have a focused strategy, supported by a rich set of initiatives for driving growth grounded on this model. There are a number of proven levers available to us and we will continue to seek to create new and more effective levers. We also track our progress carefully and constantly reevaluate the allocation of our investment dollars. Among the allocation options we continually consider are:

     -- Consumer vs. small business;
     -- New card acquisition vs. loyalty initiatives;
     -- Product A vs. Product B vs. Product C;
     -- Investing in marketing vs. investing in a capability enhancement; and -- There are many others as you peel the onion back just a little bit.

We have a lot of excellent choices and we spend time carefully determining the best course of action at different points in time.

That said, I have reviewed the levers for two segments of our U.S. card business. In the U.S., we also have a strong position and many good growth and investment opportunities in Corporate Card segments. If you then consider all of the markets we operate in around the world, we have an exponentially higher number of opportunities for growth.

It is the assets and actions available to us, and the range of places in which we have the ability to invest, that gives us the confidence that we can continue to prosper.

Thanks and now we will open up the session to Q&A.

                  Note Regarding Non-GAAP Financial Measures

     The remarks delivered by Kenneth I. Chenault and Alfred F. Kelly, Jr. to the financial community on August 6, 2003, include certain data that are deemed "non-GAAP financial measures" as defined by rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. More particularly, Mr. Chenault's and Mr. Kelly's remarks include certain information regarding revenue, loan balances and accounts receivable and write-off rates relating to the Company's U.S. credit card business presented on a "managed" basis. The following exhibits include information on both a GAAP and a managed basis. The managed basis information assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected in the Company's balance sheet and income statement.

The Company presents information relating to its credit card business on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business. It is also important for investors to see the overall growth of Cardmember loans and related revenue, which are significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

For a further discussion of the Company's use of the managed basis presentation, please refer to the Company's Current Report on Form 8-K filed on July 28, 2003.

                                  Exhibit 1
                                  ---------

                                                          2002                          2003
                                          ---------------------------------  --------------------
                                               Q2          Q3          Q4          Q1          Q2
                                          ---------------------------------  --------------------
U. S. LENDING - OWNED BASIS (GAAP)
Total loans (B) .......................   $  14.1     $  14.9     $  17.1     $  16.5     $  16.5
Loss Reserves (MM):
    Beginning balance .................   $   676     $   627     $   669     $   798     $   790
         Provision ....................       176         217         318         200         165
                  Net charge-offs/other      (225)       (175)       (189)       (208)       (182)
                                          --------    --------    --------    --------    -------
    Ending Balance ....................   $   627     $   669     $   798     $   790     $   773
                                          ========    ========    ========    ========    =======
         % of loans ...................       4.4%        4.5%        4.7%        4.8%        4.7%
         % of 30 days past due ........       140%        139%        143%        155%        169%
Net write-off rate ....................       6.3%        5.5%        5.2%        5.4%        4.9%

U.S. LENDING - MANAGED BASIS
Total loans (B) .......................   $  31.6     $  32.2     $  34.3     $  34.6     $  36.0
Loss Reserves (MM):
    Beginning balance .................   $ 1,144     $ 1,121     $ 1,193     $ 1,297     $ 1,347
         Provision ....................       458         507         547         507         461
         Net charge-offs/other ........      (481)       (435)       (443)       (457)       (458)
                                          --------    --------    --------    --------    -------
    Ending Balance ....................   $ 1,121     $ 1,193     $ 1,297     $ 1,347     $ 1,350
                                          ========    ========    ========    ========    =======
         % of loans ...................       3.5%        3.7%        3.8%        3.9%        3.7%
         % of 30 days past due ........       115%        118%        120%        127%        136%
Net write-off rate ....................       6.2%        5.7%        5.5%        5.5%        5.4%

                                  Exhibit 2
                                  ---------

                                      1998     1999     2000     2001     2002
                                    ------   ------   ------   ------   ------
GAAP BASIS
Lending:
Finance Charge Revenue ..........   $2,065   $2,148   $2,280   $2,363   $1,995
Interest Expense ................      653      658    1,025      939      510
                                    ------   ------   ------   ------   ------
       Net Finance Charge Revenue   $1,412   $1,490   $1,255   $1,424   $1,485
                                    ------   ------   ------   ------   ------

SECURITIZATION EFFECT
Lending:
Finance Charge Revenue ..........   $  405   $  736   $1,697   $2,259   $2,509
Interest Expense ................      157      297      569      545      340
                                    ------   ------   ------   ------   ------
       Net Finance Charge Revenue   $  248   $  439   $1,128   $1,714   $2,169
                                    ------   ------   ------   ------   ------
MANAGED BASIS
Lending:
Finance Charge Revenue ..........   $2,470   $2,884   $3,977   $4,622   $4,504
Interest Expense ................      810      955    1,594    1,484      850
                                    ------   ------   ------   ------   ------
       Net Finance Charge Revenue   $1,660   $1,929   $2,383   $3,138   $3,654
                                    ------   ------   ------   ------   ------

                                   Exhibit 3
                                   ---------

                          OTHER GAAP RECONCILIATIONS

WORLDWIDE LOAN BALANCES

On a GAAP basis, owned worldwide loan balances were 21% higher at June
30, 2003 than at June 30, 2002 - 17% in the U.S. and 32% in international. On a managed basis, loan balances increased 16% over the same time period - 14% in the U.S. and 32% in international.

MANAGED REVENUE PER ACCOUNT

Managed revenue per account for American Express Company is managed global card revenues of the Company's TRS operating segment divided by average basic cards in force. The comparable GAAP measure would be TRS revenues from its owned global card portfolio divided by basic cards in force. The managed revenue per account is 106% of the GAAP revenue per account.

                                  Exhibit 4
                                  ---------

Financial Measure GAAP Reconciliations
Relating to Remarks of Al Kelly*


                                                                              GAAP BASIS        MANAGED
                                                                           -------------    -----------
1)  Total U.S. lending accounts receivable for the period ended 6/2003     $16.5 Billion    $36 Billion
2)  Delta cobrand accounts receivable growth 6/2003 year-to-date                   6.50%            34%
    vs. 6/2001 year-to-date
3)  Lending-on-charge as a percentage of U.S. consumer card lending           approx 21%     approx 25%
    accounts receivable as of 6/2003

4)  Lending-on-charge accounts receivable:

                1997*     1998     1999     2000      2001     2002
               ------   ------   ------   ------    ------   ------
     Owned        100      113       95       97        72       98
     Managed      100      120      150      180       200      210

     *1997 Indexed to 100

5)  Blue card accounts receivable growth/(decrease) 6/2003 year-to-date     approx (18)%     approx 40%
    vs. 6/2001 year-to-date
6)  Blue card accounts receivable as a percentage of total U.S. lending              21%            19%
    accounts receivable as of 6/2003
7)  Hilton and Starwood cobrand cards combined accounts receivable
    growth 6/2003 year-to-date vs. 6/2002 year-to-date                               75%            50%


* The GAAP financial measure for accounts receivable consists of the non-securitized accounts receivable (including the sellers' retained interest), which we refer to as the "owned" portfolio. The "managed" financial measures for accounts receivable consist of the securitized and non-securitized accounts receivable (including the sellers' retained interest).